As filed with the Securities and Exchange Commission on June 27, 1996
                                                 Registration No._______________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                      PLAY BY PLAY TOYS & NOVELTIES, INC.
              (Exact name of issuer as specified in its charter)

                Texas                                          74-2623760
   (State or other jurisdiction of                          (I.R.S. Employer
    incorporation or organization)                        Identification Number)

            4400 Tejasco
         San Antonio, Texas                                    78218-0267
(Address of Principal Executive Offices)                       (Zip Code)


             PLAY BY PLAY TOYS & NOVELTIES, INC. 1994 INCENTIVE PLAN
                      AND NON-PLAN STOCK OPTION AGREEMENTS
                              (Full Title of Plan)


                                  Joe M. Guerra
                 Chief Financial Officer, Secretary & Treasurer
                       PLAY BY PLAY TOYS & NOVELTIES, INC.
                                  4400 Tejasco
                           San Antonio, TX 78218-0267
                     (Name and Address of Agent for Service)

                    Telephone Number, including area code, of
                        agent for service: (210) 829-4666

                           Copy of Communications to:
Joe M. Guerra                                            Gregory B. Klenda, Esq.
Chief Financial Officer,                                       KLENDA, MITCHELL,
Secretary and Treasurer                             AUSTERMAN & ZUERCHER, L.L.C.
PLAY BY PLAY TOYS & NOVELTIES, INC.                             1600 Epic Center
4400 Tejasco                                               301 North Main Street
San Antonio, TX  78218-0267                              Wichita, KS  67202-4888


                        CALCULATION OF REGISTRATION FEE

      Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement becomes effective.
- --------------------------------------------------------------------------------
                                       Proposed     Proposed
                                       Maximum      Maximum          Amount
  Title of             Amount          Offering     Aggregate          of
Securities to          to be           Price Per    Offering       Registration
be Registered       Registered(4)      Share(5)     Price(5)           Fee
- -------------       -------------      ---------    ---------      ------------
Common Stock,
No Par Value(1)     700,000 Shares     $15.0625     $10,543,750     $3,635.77

Common Stock,
No Par Value(2)      12,000 Shares     $15.0625     $   180,750     $   62.33

Common Stock,
No Par Value(3)      50,000 Shares     $15.0625     $   753,125     $  259.70

Total:              762,000 Shares                                  $3,957.80
- --------------------------------------------------------------------------------
1) Represents Common Stock issuable under the Play By Play Toys & Novelties, Inc. 1994 Incentive Plan (the "Plan").

2) Represents Common Stock issuable under certain Non-Plan Stock Option Agreements granted on or about April 13, 1995 (the "April '95 Non-Plan Options").

3) Represents Common Stock issuable under certain Non-Plan Stock Option Agreements granted on or about September 29, 1995 (the "September '95 Non-Plan Options").

4) Plus such additional number of shares as may hereafter become issuable pursuant to the Plan in the event of a stock dividend, split-up of shares, recapitalization or other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

5) This estimate is made solely for the purpose of determining the amount of the registration fee and is based upon the amount of $15.0625 per share, the average high and low sale prices for the Registrant's stock as traded on the NASDAQ National Market System on June 21, 1996.

                                        2

                              REOFFER PROSPECTUS

      The material which follows, up to but not including the page beginning
Part II of this Registration Statement, constitutes a Prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant's 1994 Incentive Plan (the "Plan") by affiliates of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended, and resales of securities acquired under certain Non-Plan Options granted outside of the Plan by certain affiliates of the Registrant.

                                                              REOFFER PROSPECTUS

                                 762,000 SHARES
                                  COMMON STOCK
                                 (No Par Value)

                       PLAY BY PLAY TOYS & NOVELTIES, INC.

                              --------------------

      This Reoffer Prospectus ("Prospectus") relates to the offering by PLAY BY PLAY TOYS & NOVELTIES, INC. (the "Company") and the subsequent resale by employees, officers, directors and affiliates of the Company (collectively "Affiliates") of up to 700,000 shares of the Company's no par value common stock purchasable pursuant to the Company's 1994 Incentive Plan (the "Plan"), and of up to 62,000 shares of common stock, no par value, issuable upon the exercise of certain Non-Plan Options granted outside of the Plan. As of April 1, 1996, 209,400 shares were subject to outstanding options under the Plan and 490,600 shares remained available for the granting of options.

                              --------------------

      This Prospectus may be used by persons who are affiliates (as that term is defined under the Securities Act of 1933, as amended) of the Company to effect resales of the common stock issuable upon exercise of the above-described options (the "Shares"). See "Selling Stockholders." The Company will receive no part of the proceeds of any such sales. Sales will be made at the then current market prices at the time of sale. Sales may involve the payment of brokers' commissions by Selling Stockholders.

                              --------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

      No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that the information herein is correct as of the time subsequent to the date hereof. The expenses of preparing and filing the Registration Statement of which this Prospectus is a part are being borne by the Company.

                              --------------------

                  The date of this Prospectus is June 27, 1996.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports and other information, including proxy materials prepared in accordance with Section 14 of the Exchange Act, filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, IL 60661; 7 World Trade Center, New York, NY 10048; and 5670 Wilshire Boulevard, Los Angeles, CA 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's common stock is traded on the NASDAQ National Market System under the symbol "PBYP."

      The Company furnishes annual reports to its shareholders which include audited financial statements. The Company may also furnish quarterly financial statements to shareholders and such other reports as may be authorized, from time to time, by the Board of Directors.

                           INCORPORATION BY REFERENCE

      Certain documents have been incorporated by reference into this Prospectus, either in whole or in part. The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, (i) a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and
(ii) documents and information required to be delivered to the Company's employees pursuant to Rule 428(b). Requests for such information shall be addressed to the Company, ATTN: Mr. Joe M. Guerra, Chief Financial Officer, Secretary and Treasurer, at 4400 Tejasco, San Antonio, TX 78218-0267, telephone
(210) 829-4666.

                                        3

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
      Introduction.........................................................  5

      Selling Stockholders.................................................  5

      Use of Proceeds......................................................  6

      Method of Sale.......................................................  6

      SEC Position Regarding Indemnification...............................  6

      Incorporation of Certain Documents by Reference......................  7

      Legal Matters........................................................  8

      Experts..............................................................  8

                                        4

                                  INTRODUCTION

      Play By Play Toys & Novelties, Inc. (the "Company") designs, develops, markets and distributes stuffed toys and sculpted toy pillows based upon its licenses for children's entertainment characters and corporate trademarks, and non-licensed stuffed toys. The Company also markets and distributes a broad line of novelty items. The Company markets and distributes its products in both amusement and retail markets and believes it is a leading supplier of stuffed toys and novelty items to the amusement industry. The Company was incorporated in Texas in 1992. Its principal executive offices are located at 4400 Tejasco, San Antonio, TX 78218 and its telephone number is (210) 829-4666.

                             SELLING STOCKHOLDERS

      This Prospectus relates to possible sales by directors, officers and employees of the Company of Shares which they may acquire through exercise of options granted under the Company's 1994 Incentive Plan ("Plan") or through the exercise of options granted to certain affiliates of the Company outside of the Plan ("Non-Plan Options"). The names of Affiliates (all of whom are officers or directors) who may be Selling Stockholders from time to time are listed below, along with the number of Shares owned. The number of Shares which may be sold by each such Affiliate from time to time will be updated in supplements to this Prospectus, which will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended.

                         SHARES BENEFICIALLY
                                 OWNED
                        ----------------------                  EXERCISE
                                                   OPTIONS       PRICE      EXPIRATION
NAME                    NUMBER      PERCENTAGE**   GRANTED      ($/SHARE)      DATE
- ----                    ------      ----------     -------      ---------   ----------
Arturo G. Torres      1,450,990(1)    29.9%      15,000(2)(8)   $ 13.475     04/13/00
                                                 10,000(3)(8)   $ 14.58      09/29/00
Mark A. Gawlik          275,321        5.7%      12,000(4)(8)   $ 13.475     04/13/00
                                                 10,000(3)(8)   $ 14.58      09/29/00
Francisco Saez Moya     264,330        5.5%      12,000(2)(8)   $ 13.475     04/13/00
Joe M. Guerra            11,070         *        12,000(4)(8)   $ 13.475     04/13/00
                                                  3,000(7)(8)   $ 14.44      04/01/01
Berto Guerra, Jr.        35,665         *         3,000(4)(8)   $ 13.475     04/13/00
                                                 10,000(6)(8)   $ 14.58      09/29/00
Tomas Duran              12,710         *         3,000(4)(8)   $ 13.475     04/13/00
                                                 10,000(6)(8)   $ 14.58      09/29/00
Ottis W. Byers            ----          *        10,000(6)(8)   $ 14.58      09/29/00
Steve K.C. Liao           2,500         *        10,000(5)(8)   $ 14.58      10/17/00
James F. Place           16,873         *         3,000(4)(8)   $ 13.475     04/13/00
                                                 10,000(3)(8)   $ 14.58      09/29/00
- ------------

      *     Less than 1%.
      **    Does not include any unexercised option.

      1) Includes 49,200 shares held in trust for the benefit of Mr. Torres' three minor children (16,400 shares each), for which Mr. Torres is the trustee.

      2) All such options were granted on April 13, 1995, for the number of shares and at the price indicated. The options are exercisable in five increments of 20% each commencing on September 13, 1996 and on each of the four anniversaries of the date of grant and expire ten years from the date of grant.

                                        5

      3) All such options were granted on September 29, 1995, for the number of shares and at the price indicated. The options are exercisable commencing on September 29, 1996 and expire five years from the date of grant.

      4) All such options were granted on April 13, 1995, for the number of shares and at the price indicated. The options are exercisable commencing on April 13, 1996 and expire five years from the date of grant.

      5) Such options were granted on October 17, 1995, for the number of shares and the price indicated. The options are exercisable in five increments of 20% each commencing on April 17, 1996 and on each of the four anniversaries of the date of grant and expire five years from the date of grant.

      6) Such options were granted in September 29, 1995 for the number of shares and the price indicated. The options are exercisable in five increments of 20% each commencing March 29, 1996 and on each of the four anniversaries of the date of grant and expire five years from the date of grant.

      7) All such options were granted on April 1, 1996, for the number of shares and at the price indicated. The options are exercisable commencing on April 1, 1996 and expire five years from the date of grant.

      8) Sales under the Reoffer Prospectus are limited to the number of shares issuable under the options granted under the Plan or under the Non-Plan Options.

      The address of each Selling Stockholder is the same as the Company's address. All Shares listed above for sale represent Shares issuable upon exercise of options granted under the Plan or under the Non-Plan Options.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds upon the sale of the Shares issuable upon the exercise of the stock options.

                                 METHOD OF SALE

      The Shares are being sold by the Selling Stockholders for their own accounts. The Shares may be sold or transferred for value by the Selling Stockholders, or by pledgees, donees, transferees, or other successors in interest to the Selling Stockholders, in one or more transactions on the NASDAQ National Market System, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent (which compensation may be less than or in excess of customary commissions).

      There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

                     SEC POSITION REGARDING INDEMNIFICATION

      As authorized by the Texas Business Corporation Act, the Company's Articles of Incorporation provide that to the fullest extent permitted by Texas law, as the same exists or may hereafter be amended, directors and former directors of the Company will not be liable to the

                                        6

Company or its shareholders for monetary damages for an act or omission occurring in their capacity as a director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director of the Company or that involve intentional misconduct or a knowing violation of law, (iii) for transactions from which the director received an improper benefit, whether or not the benefit resulted from action taken within the scope of the director's office, or (iv) for acts or omissions for which the liability of a director is expressly provided by law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company under the provisions described above, the Company has been informed that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      There are hereby incorporated by reference into this Prospectus the following documents heretofore filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934:

      1. The Company's Annual Report on Form 10-K for the year ended July 31, 1995, as filed under Section 13(a) of the Securities Exchange Act of 1934;

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, as filed under Section 13(a) of the Securities Act of 1933;

      3. The Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1996, as filed under Section 13(a) of the Securities Act of 1933;

      4. The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996, as filed under Section 13(a) of the Securities Act of 1933;

      5.    The Company's Report on Form 8-K dated May 14, 1996, as filed under
            Section 13 of the Securities Exchange Act of 1934; and

      6. The description of Common Stock included in the Company's Registration Statement on Form 8-A as filed with the Commission on or about October 26, 1995.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicate that all securities

                                        7

offered hereby have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                                  LEGAL MATTERS

      The validity of the Shares offered hereby will be passed on for the Company by Klenda, Mitchell, Austerman & Zuercher, L.L.C., 1600 Epic Center, 301 North Main Street, Wichita, Kansas 67202-4888.

                                     EXPERTS

      The consolidated balance sheets of Play By Play Toys & Novelties, Inc. and Subsidiaries as of July 31, 1995 and 1994 and the consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended July 31, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                        8

                                    PART II.

               Information Required in the Registration Statement

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            There are hereby incorporated by reference into this Registration Statement the following documents heretofore filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934:

      1. The Company's Annual Report on Form 10-K for the year ended July 31, 1995, as filed under Section 13(a) of the Securities Exchange Act of 1934;

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, as filed under Section 13(a) of the Securities Act of 1933;

      3. The Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1996, as filed under Section 13(a) of the Securities Act of 1933;

      4. The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996, as filed under Section 13(a) of the Securities Act of 1933;

      5.    The Company's Report on Form 8-K dated May 14, 1996, as filed under
            Section 13 of the Securities Exchange Act of 1934; and

      6. The description of Common Stock included in the Company's Registration Statement on Form 8-A as filed with the Commission on or about October 26, 1995.

            All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

      Not Applicable.

Item 5. INTERESTS IN NAMED EXPERTS AND COUNSEL

      Not Applicable.

                                        3

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            As authorized by the Texas Business Corporation Act, the Company's Articles of Incorporation provide that to the fullest extent permitted by Texas law, as the same exists or may hereafter be amended, directors and former directors of the Company will not be liable to the Company or its shareholders for monetary damages for an act or omission occurring in their capacity as a director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director of the Company or that involve intentional misconduct or a knowing violation of law, (iii) for transactions from which the director received an improper benefit, whether or not the benefit resulted from action taken with the scope of the director's office, or (iv) for acts or omissions for which the liability of a director is expressly provided by law.


Item 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable.

Item 8. EXHIBITS

            The exhibits to this Registration Statement are listed in the Index to Exhibits on Page 8 of this Registration, which Index is incorporated herein by reference.

Item 9. UNDERTAKINGS

            The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                        4

            The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Registration Statement to each employee to whom the Registration Statement is sent or given a copy of the Registrant's Annual Report to Shareholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the Registration Statement that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within one hundred twenty (120) days prior to the use of the Registration Statement, the Annual Report of the Registrant for the preceding fiscal year may be so delivered, but within such one hundred twenty (120) day period the Annual Report for the last fiscal year will be furnished to each such employee.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      5

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas on this 27th day of June, 1996.

                                      PLAY BY PLAY TOYS
                                        & NOVELTIES, INC.


Dated: June 27, 1996
                                      By /s/ JOE M. GUERRA
                                         Joe M. Guerra, Chief Financial Officer,
                                         Secretary and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Mark A. Gawlik and Joe M. Guerra, or either of them, as attorneys-in-fact to sign on his behalf individually and in each capacity and as stated below, and to file any amendments, including post-effective amendments, to this Registration Statement.

SIGNATURE                           TITLE                   DATE
- ---------                           -----                   ----
/s/ ARTURO G. TORRES        Chairman of the Board and        June 27, 1996
Arturo G. Torres            Chief Executive Officer
                            (Principal Executive Officer)

/s/ MARK A. GAWLIK          President, Chief Operating       June 27, 1996
Mark A. Gawlik              Officer and Director

/s/ JOE M. GUERRA           Chief Financial Officer,         June 27, 1996
Joe M. Guerra               Secretary and Treasurer
                            (Principal Financial Officer)

/s/ TOMAS DURAN             Director                         June 27, 1996
Tomas Duran

/s/ BERTO GUERRA, JR.       Director                         June 27, 1996
Berto Guerra, Jr.

/s/ JAMES F. PLACE          Director                         June 27, 1996
James F. Place

                                        6

/s/ OTTIS W. BYERS          Director                         June 27, 1996
Ottis W. Byers

/s/ STEVE K.C. LIAO         Director                         June 27, 1996
Steve K.C. Liao

                                        7

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT                DESCRIPTION                                SEQUENTIAL
NUMBER                 OF EXHIBIT                                 PAGE NUMBER
- -------                -----------                                -----------

4.1         Specimen of Stock Certificate, Incorporated by
            Reference from Company's Registration Statement
            on Form S-1 (Commission File No. 33-92204),
            Exhibit No. 4.1
4.3         Form of Company's Grant of Incentive Stock Options,
            Incorporated by Reference from Company's
            Registration Statement on Form S-1 (Commission File
            No. 33-92204), Exhibit No. 4.3
4.4         Form of Company's Non-Qualified Stock Option
            Agreement, Incorporated by Reference from Company's
            Registration Statement on Form S-1 (Commission File
            No. 33-92204), Exhibit No. 4.4
4.5         Form of April '95 Non-Plan Stock Option Agreements ...........  12
4.6         Form of September '95 Non-Plan Option Agreements .............  17
5           Opinion and Consent of Klenda, Mitchell, Austerman &
            Zuercher, L.L.C. .............................................  21
10.1        Play By Play Toys & Novelties, Inc. 1994 Incentive
            Plan, as amended .............................................  23
23          Consent of Coopers & Lybrand L.L.P. ..........................  35
24          Power of Attorney (included on the signature page of this
            registration statement)

                                        8